Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna M. Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces Third Quarter
2004 Operating Results

Minneapolis, MN – October 27, 2004: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the third quarter ended September 30, 2004.  Highlights are as follows:

Eschelon Telecom, Inc.

Unaudited Consolidated Financial and Operating Data

(dollars in thousands, except per unit amounts)

	3Q 2003	2Q 2004	3Q 2004
Total Revenue	$36,573	$39,151	$40,562
Total Gross Margin (%)	56%	61%	60%
EBITDA	$3,275	$6,657	$6,098
Capital Expenditures	$6,094	$6,789	$6,616
Cash and Marketable Securities	$7,979	$23,843	$19,421

Voice Lines In Service	150,193	162,622	167,263
Data Lines In Service	43,191	63,327	70,165
Total Lines In Service	193,384	225,949	237,428
Lines On-Net (%)	71.9%	77.4%	79.2%
Lines Sold	23,341	22,773	23,076
Average Monthly Churn (%)	1.51%	1.52%	1.54%
Average Network Revenue per Line	$52.32	$49.06	$47.92

Average Total Associates	908	918	936
Average Total Sales Associates	200	195	202
Average Network Sales Associates	161	156	164

•                  Strong sequential and annual access line growth of 5.1% and 22.8%, respectively.

•                  Low average monthly customer line churn at 1.54%.

•                  Continued strong revenue and EBITDA of $40.6 million and $6.1 million, respectively.

•                  Cash and short-term marketable securities of $19.4 million at September 30, 2004.

“The third quarter was another solid quarter,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “From the third quarter of 2003, revenue is up 10.9%, access lines are up 22.8% and EBITDA is up 86.2%.  Our EBITDA was down slightly from the second quarter due to several one-time operating expense accruals and to the additional costs associated with the expansion of our agent sales channel.  However, that decline was largely anticipated and we remain on track to achieve our annual expectations for 2004.”

Total revenues for the third quarter of 2004 were $40.6 million, an increase of $1.4 million from the second quarter of 2004 and an increase of $4.0 million from the third quarter of 2003.

Total revenues increased from the second quarter of 2004 and the third quarter of 2003 due to growth in access lines of 5.1% and 22.8% respectively, partially offset by declines in average revenue per line.  Average revenue per line declined from $52.32 in the third quarter of 2003 to $49.06 per line in the second quarter of 2004 and $47.92 in the third quarter of 2004.  Reductions in access rates and strong demand for our data products at a lower average revenue per line were the major causes for the revenue per line decline.  Total gross margin per line for the third and second quarters of 2004 and the third quarter of 2003 was relatively stable.

Total gross margin improved to $24.5 million in the third quarter of 2004, an increase of $0.8 million from the second quarter of 2004 and an increase of $4.0 million from the third quarter of 2003.  These increases were largely a function of higher levels of revenue and an increased percentage of lines on switch.

Cash operating expenses for the third quarter of 2004 were $18.4 million, an increase of $1.3 million from the second quarter of 2004 and an increase of $1.1 million from the third quarter of 2003.  The increase from both the second quarter of 2004 and the third quarter of 2003 was due to costs associated with the expansion of the agency channel, TRO related costs and legal costs associated with the Qwest litigation in Federal Court.

EBITDA for the third quarter of 2004 was $6.1 million, a decrease of $0.6 million from the second quarter of 2004 and an increase of $2.8 million from the third quarter of 2003.  EBITDA is a non-GAAP measure.  Below is a schedule reconciling EBITDA with reported GAAP net income (loss).

Eschelon Telecom, Inc.

Consolidated EBITDA to Net Income (Loss) Reconciliation

(in thousands)

	3Q 2003	2Q 2004	3Q 2004
EBITDA	$3,275	$6,657	$6,098
Depreciation and amortization	(7,057)	(7,277)	(7,493)
Interest expense	(422)	(2,760)	(2,837)
Gain (loss) on disposal of assets	502	(23)	(138)
Income taxes	(28)	—	(4)
Interest income	15	26	45
Gain on extinguishment of debt	—	—	—
NET INCOME (LOSS)	$(3,715)	$(3,377)	$(4,329)

Capital expenditures for the third quarter of 2004 were $6.6 million, a decrease of $0.2 million from the second quarter of 2004 and an increase of $0.5 million from the third quarter of 2003.  Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases.  These reported variances are within a normal range.

Cash and marketable securities at September 30, 2004 was $19.4 million, a decrease of $4.4 million from the second quarter of 2004 and an increase of $11.4 million from the third quarter of 2003.  The increase in cash from the third quarter of 2003 was primarily due to the issuance of the company’s 8 3/8% senior second secured notes on March 17, 2004.  The decrease from the second quarter of 2004 was primarily due to the semi-annual cash interest payment on the company’s senior notes of $4.1 million.  Excluding the interest payment, operating cash flow was neutral.

Investor Call

Management is holding an investor conference call on Thursday, October 28, 2004 at 9:00 AM CST / 10:00 AM EST to discuss quarterly results.  Investors are invited to participate by dialing (800) 366-7449.  A replay will be available through November 4, 2004 by dialing (800) 405-2236 (passcode 11011348#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. was founded in 1996 and is a rapidly growing provider of integrated voice, data and Internet services. Headquartered in Minneapolis, Minnesota, the company offers small and medium sized businesses a comprehensive line of telecommunications and Internet products including local lines, long distance, business telephone systems, DSL, Dedicated T-1 access, network solutions and Web hosting.  Eschelon employs approximately 900 telecommunications/Internet professionals and has more than 237,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado and Nevada. For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with ILECs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Unaudited Consolidated Statement of Operations

(in thousands)

	3Q 2003	2Q 2004	3Q 2004
Revenue:
Network services	$29,632	$32,745	$33,476
Business telephone systems	6,941	6,406	7,086
	36,573	39,151	40,562

Cost of revenue:
Network services	11,791	11,592	11,736
Business telephone systems	4,215	3,818	4,305
	16,006	15,410	16,041

Gross profit:
Network services	17,841	21,153	21,740
Business telephone systems	2,726	2,588	2,781
	20,567	23,741	24,521

Operating expenses:
Sales, general and administrative	17,292	17,084	18,423
Depreciation and amortization	7,057	7,277	7,493
Operating loss	(3,782)	(620)	(1,395)
Other income (expense):
Interest income	15	26	45
Interest expense	(422)	(2,760)	(2,837)
Gain on extinguishment of debt	—	—	—
Other expense	502	(23)	(138)
Income (loss) before taxes	(3,687)	(3,377)	(4,325)
Income taxes	(28)	—	(4)
Net income (loss)	$(3,715)	$(3,377)	$(4,329)

Eschelon Telecom, Inc.

Unaudited Consolidated Statement of Operations

(in thousands)

	For the nine months ended September 30,
	2003	2004
Revenue:
Network services	$84,474	$98,333
Business telephone systems	19,418	19,575
	103,892	117,908

Cost of revenue:
Network services	33,640	35,093
Business telephone systems	11,771	11,785
	45,411	46,878

Gross profit:
Network services	50,834	63,240
Business telephone systems	7,647	7,790
	58,481	71,030

Operating expenses:
Sales, general and administrative	48,959	51,949
Depreciation and amortization	22,762	22,705
Operating loss	(13,240)	(3,624)
Other income (expense):
Interest income	162	83
Interest expense	(1,301)	(7,911)
Gain on extinguishment of debt	—	18,195
Other expense	466	(161)
Income (loss) before taxes	(13,913)	6,582
Income taxes	(28)	(4)
Net income (loss)	$(13,941)	$6,578

Eschelon Telecom, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2003	September 30, 2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,606	$14,408
Restricted cash	—	651
Marketable securities	—	4,362
Accounts receivable	13,537	12,866
Other receivables	2,097	3,047
Inventories	3,169	3,154
Prepaid expenses	2,046	922
Total current assets	29,455	39,410

Property and equipment, net	86,777	85,137

Other assets	1,269	1,396
Goodwill	7,168	7,168
Intangible assets, net	29,052	29,727
Total assets	$153,721	$162,838

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$4,582	$4,869
Accrued telecommunications costs	6,939	7,521
Accrued expenses	3,240	4,796
Deferred revenue	3,000	3,762
Accrued compensation expenses	4,261	3,312
Capital lease obligations, current maturities	1,020	311
Total current liabilities	23,042	24,571

Long-term liabilities:
Capital lease obligations	576	1,979
Notes payable	86,226	85,789
Total liabilities	109,844	112,339

Series A convertible preferred stock	48,948	51,520

Stockholders’ equity (deficit):
Common stock	45	47
Additional paid-in capital	120,105	117,550
Other comprehensive income	—	5
Accumulated deficit	(125,167)	(118,589)
Deferred compensation	(54)	(34)
Total stockholders’ equity (deficit)	(5,071)	(1,021)
Total liabilities and stockholders’ equity (deficit)	$153,721	$162,838